EXHIBIT 10.1
Summary of Managing Director 2006 Incentive Compensation Plan
•	Each Managing Director is eligible to receive 7% base override on the new business generation compensation paid to officers of the Managing Director’s region.
•	Each Managing Director is eligible to receive 20% additional override on the new business generation compensation paid to the officers of the Managing Director’s region for certain types of transactions.
•	Compensation will be paid 60% cash and 40% restricted stock. Restricted stock will vest ratably over 3 years and be denominated based on a price to be determined senior management with the approval of the Compensation Committee. There will be no pre-set limit on the amount of Managing Director incentive compensation.
•	Losses from comparable transactions will offset gains for the purpose of determining compensation payable.
•	Payment of incentive compensation will take place annually, in conjunction with incentive compensation paid to executive management.
•	Additional incentive compensation of up to $75,000 for each category ($300,000 in the aggregate) is payable based upon 1) a Managing Director’s cities within his region generating minimum profits from new business generation transactions and minimum volumes of acquisition, development and certain targeted transactions during a calendar year; 2) a Managing Director’s region generating a minimum acquisition/re-development volume during a calendar year; 3) a Managing Director’s region generating a minimum dollar volume of development starts and developments in-service during the calendar year; and 4) a Managing Director meeting sales leadership responsibilities in certain areas.